Exhibit 5.1

[Goodwin Procter LLP Letterhead]

March 1, 2016

Medical Properties Trust, Inc.

1000 Urban Center Drive, Suite 501

Birmingham, AL 35242

Re: Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-208813) (as amended or supplemented, the “Registration Statement”) filed on December 31, 2015 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Medical Properties Trust, Inc., a Maryland corporation (the “Company”) of any combination of securities of the types specified therein. The Registration Statement became effective upon filing on December 31, 2015. Reference is made to our opinion letter dated December 31, 2015 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on March 1, 2016 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to $227,074,875 in shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”) covered by the Registration Statement. The Shares are being offered and sold by the sales agents named in, and pursuant to, distribution agreements among the Company and such sales agents (as amended, the “Distribution Agreements”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

For purposes of the opinion set forth below, we have assumed that the Shares are issued for a price per share equal to or greater than the minimum price authorized by the Company’s board of directors (the “Minimum Price”) and, in the future, the Company does not issue shares of Common Stock or reduce the total number of shares of Common Stock that the Company is authorized to issue under its articles of incorporation such that the number of authorized but unissued shares of Common Stock under the Company’s articles of incorporation is less than the number of unissued Shares that may be issued for the Minimum Price.

The opinion set forth below is limited to the Maryland General Corporation Law (which includes reported judicial decisions interpreting the Maryland General Corporation Law).

Medical Properties Trust, Inc.

March 1, 2016

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued, delivered and paid for in accordance with the Distribution Agreements and in exchange for a price per share equal to or greater than the minimum price authorized by the Company’s board of directors, will be validly issued, fully paid and nonassessable.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the Shares (the “Current Report”), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion letter as an exhibit to the Current Report and its incorporation by reference and the reference to our firm in that report. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP